                                                                    EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

CanWest Media Inc.
Fixed Charge Ratio in
thousands of Canadian Dollars


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
                                                                   Year ended August 31,                  6 months ended
                                                -------------------------------------------------------    February 28,
                                                   1998        1999       2000         2001       2002         2003
                                                --------    --------    --------    --------    -------   ------------
NET INCOME                                       195,898     130,325     176,273      97,682     97,910      116,768

Eliminate:

   income taxes                                   56,007      40,679      41,757     (27,280)    47,610       27,965

   financing expenses                             37,955      42,580      59,813     268,843    255,006      127,135

   interest component of rent expense              1,257       1,390       1,598       3,705      5,779        2,890

   interest in earnings of equity accounted
     affiliates                                  (74,060)    (68,749)    (74,480)    (38,076)    13,338      (35,882)


Add:

   Dividends from equity accounted affiliates     76,166      60,001      76,729      72,146     60,984       30,212
                                                --------    --------    --------    --------    -------     --------

INCOME BEFORE TAXES AND FIXED CHARGES            293,223     206,226     281,690     377,020    480,627      269,088
                                                ========    ========    ========    ========    =======     ========

FIXED CHARGES

Financing expense including amortization          37,955      42,580      59,813     250,943    255,006      127,135

Preferred Dividend                                                                    76,140    106,084       57,158

Interest component of rent expense 1/3             1,257       1,390       1,598       3,705      5,779        2,890
                                                --------    --------    --------    --------    -------     --------

TOTAL FIXED CHARGES                               39,212      43,970      61,411     330,788    366,869      187,183
                                                ========    ========    ========    ========    =======     ========

RATIO OF EARNINGS TO FIXED CHARGES                   7.5         4.7         4.6         1.1        1.3          1.4
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